Exhibit 8

Subsidiaries
    The table below sets forth our significant subsidiaries as of December 31, 2025. The equity interests presented reflect our direct and indirect ownership interest. Our percentage ownership interest is identical to our voting power for each of the subsidiaries listed below:

Name of significant subsidiary	Country of incorporation	Nature of subsidiary	Percentage of ownership interest
VEON Amsterdam B.V.	Netherlands	Holding	100.0%
VEON Holdings B.V.*	Netherlands	Holding	89.6%
VEON MidCo B.V. *	Netherlands	Holding	100.0%
VEON Intermediate Holdings B.V. *	Netherlands	Holding	100.0%
JSC “Kyivstar” **	Ukraine	Operating	89.6%
Kyivstar Group Ltd. **	Ukraine	Holding	89.6%
LLP “KaR-Tel”	Kazakhstan	Operating	75.0%
LLC “Unitel”	Uzbekistan	Operating	100.0%
VEON Finance Ireland Designated Activity Company	Ireland	Holding	100.0%
VEON Luxembourg Holdings S.à r.l.	Luxembourg	Holding	100.0%
VEON Luxembourg Finance Holdings S.à r.l.	Luxembourg	Holding	100.0%
VEON Luxembourg Finance S.A.	Luxembourg	Holding	100.0%
Global Telecom Holding S.A.E	Egypt	Holding	99.6%
Pakistan Mobile Communications Limited	Pakistan	Operating	100.0%
Banglalink Digital Communications Limited	Bangladesh	Operating	100.0%
VEON Group Holding Company Limited	Dubai	Branch	100.0%
* On April 8, 2025, we completed a partial Dutch statutory demerger of VEON Holdings B.V. (“VEON Holdings”) pursuant to article 2:334a paragraph 3 of the Dutch Civil Code, (the “Demerger”) as a result of which VEON Holdings’s previously-held interests in its subsidiaries (along with other assets, liabilities and contracts) were allocated among VEON Holdings and two newly-incorporated entities, VEON MidCo B.V. and VEON Intermediate Holdings B.V. Effective April 8, 2025: (i) VEON Holdings’s only subsidiary is JSC Kyivstar; (ii) VEON MidCo B.V. holds the interests in VEON’s operating subsidiaries and other key assets; and (iii) VEON Intermediate Holdings holds the interests in VEON’s non-core assets and subsidiaries. Following the demerger, VEON Holdings B.V. changed its name to Kyivstar Holdings B.V., effective February 2026.
** On August 14, 2025, pursuant to a Business Combination Agreement with Cohen Circle Acquisition Corp. I (the “BCA”), VEON Amsterdam B.V. (“VEON Amsterdam”) sold the post‑Demerger VEON Holdings (consisting solely of JSC Kyivstar) to Kyivstar Group Ltd. Upon the closing of the BCA, VEON Amsterdam held a 89.6% stake in Kyivstar Group Ltd., refer Note 11 - Significant transactions of these consolidated financial statements for further details. Subsequent to the year ended December 31, 2025, On February 3, 2026, VEON announced the closing of a secondary public offering of 14,375,000 common shares of Kyivstar Group Ltd. following which VEON Amsterdam further decreased its ownership in Kyivstar Group Ltd. to 83.6%, refer Note 25 - Events after the reporting period for further details..